EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The the Board of Directors
United Security Bancshares and Subsidiary

We consent to the incorporation by reference in this Form S-8 Registration Statement of United Security Bancshares and Subsidiary (United Security Bancshares) of our report dated March 17, 2015, relating to the consolidated financial statements of United Security Bancshares, which report appears in the Form 10-K of United Security Bancshares for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Sacramento, California
April 14, 2015